Filed Pursuant to Rule 424(b)(7)

Registration No. 333-140175

Prospectus Supplement No. 2 dated February 20, 2007

(to Prospectus dated January 24, 2007)

$200,000,000

School Specialty, Inc.

3.75% Convertible Subordinated Debentures due 2026

and Common Stock Issuable Upon Conversion of the Debentures

____________________

This Prospectus Supplement No. 2 supplements our prospectus dated January 24, 2007 relating to the offer for resale by certain of our selling securityholders of up to $200,000,000 aggregate principal amount of 3.75% Convertible Subordinated Debentures due 2026 of School Specialty, Inc. (the “Debentures”), and the shares of our common stock, par value $.001, issuable upon conversion of the Debentures.  You should read this Prospectus Supplement No. 2 in conjunction with the prospectus and all previous supplements thereto.  This Prospectus Supplement No. 2 is qualified by reference to the prospectus and all previous supplements thereto, except to the extent that the information in this Prospectus Supplement No. 2 supersedes that information.

The prospectus is hereby supplemented to include the following information in the “Selling Securityholders” section beginning on page 60 of the prospectus:

ADDITIONAL SELLING SECURITYHOLDERS

The following represents additional selling securityholders for the table appearing in the “Selling Securityholders” section of the prospectus.

Name and Address	Original Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold Hereby (1)	Percentage of Common Stock Outstanding (2)

Argent Classic Convertible Arbitrage Fund L.P.	$600,000	*	11,674	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Argent Classic Convertible Arbitrage Fund II, L.P.	$140,000	*	2,724	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Argent Classic Convertible Arbitrage Fund Ltd.	$4,420,000	2.21%	86,001	*
73 Front Street
Hamilton, HM12 Bermuda

Argent LowLev Convertible Arbitrage Fund Ltd.	$1,180,000	*	22,959	*
73 Front Street
Hamilton, HM12 Bermuda

Argent LowLev Convertible Arbitrage Fund II, LLC	$30,000	*	583	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Argentum Multi-Strategy Fund Ltd – Classic	$70,000	*	1,362	*
73 Front Street
Hamilton, HM12 Bermuda

Banc of America Securities LLC (6)	$10,000,000	5.00%	194,574	*
100 W. 33rd Street, 3rd Floor
New York, NY 10001

CASAM Argent Classic Convertible Arbitrage Fund Limited	$100,000	*	1,945	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Citadel Equity Fund Ltd. (5)	$28,750,000	14.38%	559,400	2.58%
131 S. Dearborn St.
Chicago, IL 60603

Class C Trading Company, Ltd.	$520,000	*	10,117	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

HFR CA Global Select Master Trust Account	$200,000	*	3,891	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	$290,000	*	5,642	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Partners Group Alternative Strategies PCC LTD	$700,000	*	13,620	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Xavex Convertible Arbitrage 2 Fund	$30,000	*	583	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

Xavex Convertible Arbitrage 10 Fund	$220,000	*	4,280	*
55 Vilcom Circle, Suite 200
Chapel Hill, NC 27514

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* Less than 1%.

(1)

Assumes conversion of all of the holder’s Debentures at a conversion rate of 19.4574 shares for each $1,000 principal amount of Debentures surrendered for conversion.  However, this conversion rate will be subject to adjustment as described under “Description of Debentures—Conversion Rights.”  As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 21,135,840 shares of common stock outstanding as of January 19, 2007.  In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder’s Debentures.  However, we did not assume the conversion of any other holder’s Debentures.

(5)

This selling securityholder is an affiliate of a registered broker-dealer.

(6)

This selling securityholder is a registered broker-dealer.